Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our reports, incorporated herein by reference, dated December 17, 2007, for Legg Mason Partners Variable International All Cap Opportunity Portfolio, Legg Mason Partners Variable Large Cap GrowthPortfolio, Legg Mason Partners Variable Aggressive Growth Portfolio, Legg Mason Partners Variable Mid Cap Core Portfolio and Legg Mason Partners Variable Social Awareness Portfolio, each a series of Legg Mason Partners Variable Equity Trust, as of October 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
February 15, 2008